SCHEDULE 13G
                                 (RULE 13D-102)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                    Under the Securities Exchange Act of 1934

                              (Amendment No. ____)*


                                 Transcat, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   893529107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2005
--------------------------------------------------------------------------------
            (Date of Event Which requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[X]     Rule 13d-1(d)

This information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

____________________________
* The remainder of this cover page shall be filled out for a reporting persons' initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

CUSIP NO.  893529107                  13G                      Page 2 of 4 Pages
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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Lynn E. Gorguze

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)    [  ]
     (b)    [  ]

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3.   SEC Use Only

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4.   Citizenship or Place of Organization
     USA

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                    5.  Sole Voting Power
Number of               326,837(1)
Shares              ------------------------------------------------------------
Beneficially        6.  Shared Voting Power
Owned by Each           24,000(2)
Reporting           ------------------------------------------------------------
Person              7.  Sole Dispositive Power
With:                   326,837(1)
                    ------------------------------------------------------------
                    8.  Shared Dispositive Power
                        24,000 (2)

--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     350,837

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (11)
     5.21%

--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)
     IN

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     (1)  Shares are held in The Lynn Gorguze Separate Property Trust, of which
          Ms. Gorguze is the sole trustee.
     (2) Shares are held in the Lynn Gorguze Peters and Scott H. Peters Community Property Trust, of which Ms. Gorguze is a co-trustee.

CUSIP NO.  893529107                  13G                      Page 3 of 4 Pages
--------------------------------------------------------------------------------

Item 1(a)       Name of Issuer:
                --------------
                Transcat, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:
                -----------------------------------------------
                35 Vantage Point Drive
                Rochester, New York  14624

Item 2(a)       Name of Person Filing:
                ---------------------
                Lynn E. Gorguze

Item 2(b)       Address of Principal Business Office:
                ------------------------------------
                1200 Prospect Street, Suite 325
                LaJolla, CA  92037

Item 2(c)       Citizenship:
                -----------
                USA

Item 2(d)       Title of Class Securities:
                -------------------------
                Common Stock

Item 2(e)       CUSIP Number:
                ------------
                893529107

Item 3          N/A

Item 4          Ownership:
                ---------
Item 4(a)       Amount Beneficially Owned:  350,837

Item 4(b)       Percent of Class:  5.21%

Item 4(c)(i)    Sole Power to Vote or to Direct the Vote:  326,837

Item 4(c)(ii)   Shared Power to Vote or to Direct the Vote:  24,000

Item 4(c)(iii)  Sole Power to Dispose or to Direct the Disposition of:  326,837

Item 4(c)(iv)   Shared Power to Dispose or to the Deposition of:  24,000

Item 5          Ownership of Five Percent or Less of a Class:
                --------------------------------------------
                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities,
                  check the following:       [  ]

Item 6          Ownership of More than Five Percent on Behalf of Another Person:
                ---------------------------------------------------------------
                N/A.

Item 7          Identification and Classification of the Subsidiary Which
                ---------------------------------------------------------
                Acquired the Security Being Reported on by the Parent Holding
                -------------------------------------------------------------
                Company:
                -------
                N/A

Item 8          Identification and Classification of Members of the Group:
                ---------------------------------------------------------
                N/A

CUSIP NO.  893529107                  13G                      Page 4 of 4 Pages

Item 9          Notice of Dissolution of Group:
                ------------------------------
                N/A

Item 10         Certification:
                -------------
                N/A


SIGNATURE       After reasonable inquiry and to the best of my knowledge and
---------       belief, I certify that the information set forth in this
                statement is true, complete and correct.

Date:           April 5, 2006
Signature:      /s/ Lynn E. Gorguze
                ------------------------------
Name/Title      Lynn E. Gorguze


  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                   CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).